UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2007 (December 29, 2006)

      International Textile Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

    (336) 379-6220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 – Other Events

During the period December 15, 2006 through December 29, 2006, International Textile Group, Inc. (“ITG”) offered to certain employees an early retirement incentive as part of its previously announced strategy to reconfigure its domestic platform in order to better compete in the global marketplace. The objectives of this offering were to improve the competitiveness of the overall corporate and division cost structures and to address the particular needs of various geographical marketplaces. This incentive, offered to certain corporate and division staff support employees age 55 or over as of June 30, 2007, included severance benefits, additional incentive payments, and extended medical and dental benefits, all conditioned upon the employee working through a date specified by ITG and the employee executing a valid release of claims. Forty-seven (47) eligible employees elected early retirement under this incentive arrangement. These activities are expected to result in estimated pretax charges of approximately $3.2 million, of which $2.6 million are expected to result in future cash expenditures. The components of these estimated charges include the establishment of a $2.6 million reserve for severance and incentive benefits, medical and dental benefits and COBRA benefits in the quarter ended December 31, 2006. ITG also expects to record a charge of approximately $0.6 million for pension expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By: /s/ Gary L. Smith
Name:	Gary L. Smith
Title:	Executive Vice President and Chief Financial Officer

Date: January 8, 2007

- 3 -